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Press Release                                                       Exhibit 99.1

                              FOR IMMEDIATE RELEASE

Investor Contact:
Marisa Lewis
McAfee.com
(408) 992-8282
mlewis@mcafee.com

McAfee.com Special Committee Advises Stockholders to Take No Action At This Time In Response to Network Associates' Commencement of Exchange Offer

     SUNNYVALE, California, March 29, 2002 - McAfee.com Corporation (Nasdaq:
MCAF) today announced that Networks Associates, Inc. (NYSE: NET) commenced an unsolicited exchange offer to acquire all of the outstanding shares of McAfee.com that it does not already own. The special committee of the board of directors of McAfee.com will review the exchange offer in order to determine the appropriate course, which will serve the best interests of McAfee.com stockholders.

     McAfee.com stockholders are urged to take no action at this time and await the recommendation of the special committee and the board of directors of McAfee.com. The special committee and the board of directors of McAfee.com will make their recommendation with respect to the Network Associates offer no later than the close of business on April 11, 2002.

About McAfee.com

     McAfee.com Corporation is a world-leading provider of managed Web security, optimization and maintenance services. Using a patented system and process of delivering software through an Internet browser, McAfee.com has redefined how software is developed, delivered and experienced by PC users at home and at work, virtually eliminating the need to install, configure and manage the technology on a local PC or network. McAfee.com hosts software application services on its vast technology infrastructure and provides these services to users online through its Web site www.mcafee.com. McAfee.com has signed up more than 1.3 million paid active subscribers, making it one of the largest paid subscription sites on the Internet. The company estimates that 30% of its subscriber base is international.

     NOTE: McAfee is a registered trademark of Networks Associates, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.